UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a‑12

REALNETWORKS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On July 28, 2022, Robert Glaser, the Founder, Chairman and Chief Executive Officer of RealNetworks, Inc., sent the following email to all employees as well as posted on his Facebook page:

Dear RN Team:

I’m writing to share some exciting news. This morning, we just announced that the Real board and I have reached terms on a proposed plan to take the company private.

In our announcement earlier today, I explained my thinking in the following way:

"I founded RealNetworks 28 years ago because I believed that the Internet represented a once-in-a-generation transformational opportunity for digital media, I believe that Machine Learning-based Artificial Intelligence represents a similar transformational opportunity today, albeit one that will also take time and resources to fully realize. I’m happy that the RealNetworks Board and I could reach agreement on a path to pursue that transformation with focus, efficiency, and speed by turning Real back into a private company, and in a way that is fair to all shareholders.”

If you want to read the full announcement, see https://www.prnewswire.com/news-releases/realnetworks-and-founder-chairman-and-ceo-rob-glaser-announce-definitive-merger-agreement-301595242.html

Today’s announcement, while significant, doesn’t change anything right away. In our announcement we said that we anticipate that the transaction will close in the 4th quarter of this year.

There are several steps that have to happen before this proposal gets enacted. They include Real filing papers with the US Government (specifically the Securities and Exchange Commission), and then wait for and respond to their feedback. Additionally, Real has to submit documents to the company’s shareholders, and organize a vote of those shareholders. If the shareholders approve of the plan and assuming everything else is in order, then Real would become a private company again.

I want to thank everyone on Real’s legal and financial teams, and also several members of the management team, who worked incredibly hard to support the board’s efforts to evaluate this situation and to pull together a voluminous amount of documentation once the board and its special committee decided to proceed.

Because we’re going through a highly structured process, we’re limited as to what we can say publicly. That said, we want to maintain active and open communication with all of you during this process. To that end, we’re having an employee town hall meeting tomorrow, Friday July 29th, at 9am PT. Look for mail inviting you to the town hall later this morning.

Excelsior!

Rob

Additional Information and Where to Find It
RealNetworks, Inc. (“RealNetworks”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of RealNetworks (the “Transaction”). RealNetworks plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in RealNetworks’s definitive proxy statement for its 2021 Annual Meeting of Stockholders (the “2021 Proxy Statement”), which was filed with the SEC on October 29, 2021. To the extent that holdings of RealNetworks’s securities have changed since the amounts printed in the 2021 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Promptly after filing the definitive Transaction Proxy Statement with the SEC, RealNetworks will mail the definitive Transaction Proxy Statement to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT REALNETWORKS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by RealNetworks with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of RealNetworks’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by RealNetworks with the SEC in connection with the Transaction will also be available, free of charge, from RealNetworks’s website at www.realnetworks.com.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding timing of the closing of the Transaction, considerations taken into account by the Board of Directors of RealNetworks in approving the Transaction and expectations for RealNetworks following the closing of the Transaction. These statements are based upon current expectations, beliefs and assumptions of RealNetworks management, and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, actual events could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required stockholder approval for the Transaction is not obtained, potential litigation relating to the Transaction, uncertainties as to the timing of the consummation of the Transaction, the ability of each party to consummate the Transaction, risks relating to the substantial costs and diversion of personnel’s attention and resources due to these matters and other factors discussed in greater detail in RealNetworks’s filings with the SEC. You are cautioned not to place undue reliance on such statements and to consult RealNetworks’s most recent Annual Report on Form 10-K and other filings with the SEC for additional risks and uncertainties that may apply to RealNetworks’s business and the ownership of RealNetworks’s securities. The forward-looking statements are presented as of the date made, and RealNetworks does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.